APPLICATION SERVICES COLLABORATION AGREEMENT

Between

IBASE Technology Private Limited

And

Knight Frank Property Asset Management Pte. Ltd.

Dated this 28th day of December 2016

CONTENTS

CLAUSE

PARTIES 4

BACKGROUND 4

AGREED TERMS 4

1.0 Interpretation 4

2.0 Configuration Service 7

3.0 Hosting Service, Maintenance and Support 8

4.0 Customer Data 9

5.0 Supplier's Obligations 10

6.0 Customer's Obligations 11

7.0 Charges and Payment 11

8.0 Change Control 12

9.0 Proprietary Rights 12

10.0 Confidentiality 13

11.0 Indemnity 14

12.0 Limitation of Liability 15

13.0 Term and Termination 17

14.0 Export 19

15.0 Force Majeure 19

16.0 Waiver 19

17.0 Rights and Remedies 20

18.0 Severance 20

19.0 Entire Agreement 20

20.0 Assignment 20

21.0 No Partnership or Agency 21

22.0 Variation 21

23.0 Third Party Rights 21

24.0 Notices 21

25.0 Governing Law 21

26.0 Jurisdiction 22

27.0 Mediation 22

SCHEDULE 1 : FEES 23

SCHEDULE 2 : PERSONNEL 24

SCHEDULE 3 : HOSTING SERVICE 25

SCHEDULE 4 : SOFTWARE 27

SCHEDULE 5 : MAINTENANCE AND SUPPORT 29

SCHEDULE 6 : SERVICE LEVEL ARRANGEMENTS 31

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THIS APPLICATION SERVICES COLLABORATION AGREEMENT is dated this 28th day of December 2016.

PARTIES

Between

IBASE Technology Private Limited, a company incorporated in the Republic of Singapore bearing business registration no. 199902557C with its principal place of business at 19 Kallang Avenue #04-151, Singapore 339410 ("**Supplier**").

And

Knight Frank Property Asset Management Pte. Ltd., a company incorporated in the Republic of Singapore bearing business registration no. 200007671Z with its registered office at 10 Collyer Quay #08-01, Ocean Financial Centre, Singapore 049315 ("**Customer**").

(Both of whom shall hereinafter be referred to as "Parties" and each a "Party").

BACKGROUND

A. The Supplier has developed and provides application service software for tenant and resident on an e-Portal that makes available a suite of property management solutions through the internet.

B. The Customer is in real estate activities on a fee or contract basis and wishes to use the Supplier's application service in its business operations.

C. The Supplier has agreed to provide and the Customer has agreed to use and pay for the Supplier's application service subject to the terms and conditions of this Agreement.

AGREED TERMS

1.0 Interpretation

1.1 The definitions and rules of interpretation in this clause 1.0 apply in this Agreement and are as follows:

Authorised Users: includes Customer's employees, the employees and registered end users of Customer's authorised clients and independent contractors who are entitled to use the Software through the Hosting Service under this Agreement without any access to the Background IP.

Background IP: means Intellectual Property which:

i. is pre-existing at the date of the Agreement and subsequently brought into existence as a result of the performance of the Agreement; and

ii. is embodied in, or attaches to, the Software or parts thereof or is otherwise necessarily related to the functioning of the Software or parts thereof.

Business Day: any day which is not a Saturday, Sunday or public holiday in the Republic of Singapore.

Confidential Information: information that is proprietary or confidential and is either clearly labelled as such or identified as Confidential Information in clause 10.5 or clause 10.6.

Configuration Service: the configuration and related work referred to in clause 2.0, to be performed by the Supplier to configure the Software so that the Software conforms to the Software Specification.

Customer Data: the data input into and within the information fields of the Software by the Customer or by the Supplier on the Customer's behalf.

Customer's Project Manager: the member of the CSR appointed in accordance with clause 6.1.3. The Customer's Project Manager at the Effective Date is named in Schedule 2.

CSR: means Customer Support Representative and the individuals appointed by the Customer from time to time who shall serve as the Supplier's primary contacts for the Supplier's activities under this Agreement. The initial member of the CSR is listed in Schedule 2.

Deliverable: a defined level of functionality or other preset milestone within a particular phase of the Configuration Service, to be more particularly agreed by Parties from time to time.

Effective Date: the date of this Agreement.

Fees: the fees payable to the Supplier, as described in Schedule 1.

Foreground IP: means any add-on and/or customised Services, which are performed by the Supplier at the request of the Customer.

GST: means goods and services tax.

Hosting Service: the services that the Supplier provides to allow Authorised Users to access and use the Software, including hosting set-up and ongoing service, as described in Schedule 3.

Intellectual Property: means patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trademarks and service marks whether registered or unregistered, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs whether registered or unregistered, rights in computer software, software listings in source and object codes, database rights, rights to use, and protect the confidentiality of,

confidential information including know-how and trade secrets and all other intellectual property rights including all information concerning equipments, installation and maintenance, operation and use in whatever form, not limited to but including drawings, charts, manuals, schematics, representations, and in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Maintenance and Support: any error corrections, updates and upgrades that the Supplier may provide or perform with respect to the Software and Hosting Service, as well as any other support or training service provided to the Customer under this Agreement, all as described in Schedule 5.

Normal Business Hours: 9:00am to 6:00pm local Singapore time, each Business Day.

Service Level Arrangements: the service level arrangements set out in Schedule 6.

Services: the Configuration Service, Hosting Service and/or Maintenance and Support as applicable, given the context in which the term is used.

Software: the Supplier's proprietary software in machine-readable source and object code form only as described in Schedule 4, including any error corrections, updates, upgrades, modifications and enhancements to it provided to the Customer under this Agreement.

Software Specification: the functionality and performance specifications for the Software, as set out in Schedule 4.

Supplier's Project Manager: the member of the SST appointed in accordance with clause 2.2. The Supplier's Project Manager at the Effective Date is named in Schedule 2.

SST: means Supplier Support Team and the individuals appointed by the Supplier from time to time who shall serve as the Customer's primary contacts for the Customer's activities under this Agreement. The initial members of the SST are listed in Schedule 2.

Virus: anything or device (including any software, code, file or programme) which may: prevent, impair or otherwise adversely affect the operation of any computer software, hardware or network, any telecommunications service, equipment or network or any other service or device; prevent, impair or otherwise adversely affect access to or the operation of any programme or data, including the reliability of any programme or data (whether by re-arranging, altering or erasing the programme or data in whole or part or otherwise); or adversely affect the user experience, including worms, trojan horses, viruses and other similar things or devices.

1.2 Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3 A **person** includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4 A reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.5 Unless the context otherwise requires, words in the singular shall include the plural and in the plural include the singular.

1.6 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7 A reference to **writing** or **written** includes e-mail.

1.8 References to clauses and Schedules are to the clauses and Schedules of this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.9 A reference to a statute or statutory provision is a reference to it as it is in force as at the date of this Agreement.

1.10 If there is an inconsistency between any of the provisions in the main body of this Agreement and the Schedules, the provisions in the main body of this Agreement shall prevail.

1.11 A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.12 Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.0 Configuration Service

2.1 The SST shall consist of the personnel listed at Schedule 2. The Supplier shall use reasonable endeavours to ensure continuity of its personnel assigned to this Agreement.

2.2 The Supplier shall appoint the Supplier's Project Manager, who shall have the authority to contractually bind the Supplier on all matters relating to this Agreement. The Supplier shall use reasonable endeavours to ensure continuity of the Supplier's Project Manager, but has the right to replace him from time to time where reasonably necessary in the interests of the Supplier's business.

2.3 The Supplier shall perform the Configuration Service within six (6) calendar months from the date of receipt of the Fees. The Supplier shall use reasonable endeavours to meet the performance dates, but any such dates shall be estimates only, and time shall not be of the essence in this Agreement.

2.4 On delivery of each Deliverable, the Customer shall be able to access the Deliverable online. Within five (5) days of the Supplier's delivery to the Customer of any Deliverable, the Customer shall review the Deliverable to confirm that it functions in material conformance with the applicable portion of the Software Specification. If the Deliverable fails in any material respect to conform to the applicable portion of the Software Specification, the Customer shall give the Supplier a detailed description of any such non-conformance, in writing, within the five (5) days review period.

2.5 With respect to any Errors contained in any Deliverable(s) delivered to the Customer during the Configuration Service, the Supplier shall use reasonable endeavours to correct any such Error within a reasonable time and, on completion, submit the corrected Deliverable to the Customer.

2.6 If the Customer does not provide any written comments in the five (5) day period described above, or if the Deliverable is found to conform to the Software Specification, the Deliverable shall be deemed accepted.

3.0 Hosting Service, Maintenance and Support

3.1 The Supplier shall perform the Hosting Service and Maintenance and Support service. The Service Level Arrangements shall apply with effect from the start of the month after the Configuration Service has been satisfactorily completed.

3.2 In relation to Authorised Users:

3.2.1 the Customer's access to the Hosting Service shall be unlimited to the individual Authorised Users.

3.3 In relation to the Software:

3.3.1 the Supplier hereby grants to the Customer on and subject to the terms and conditions of this Agreement a non-exclusive, non-transferable, non-assignable licence to allow Authorised Users to access the Software through the Hosting Service and to use the Software solely for the Customer's business purposes;

3.3.2 the Customer shall not store, distribute or transmit any Virus, or any material through the Hosting Service that is unlawful, harmful, threatening, defamatory, obscene, infringing, harassing or racially or ethnically offensive; facilitates illegal activity; depicts sexually explicit images; or promotes unlawful violence, discrimination based on

race, gender, colour, religious belief, sexual orientation, disability, or any other illegal activities;

3.3.3 the rights provided under this clause 3.3 are granted to the Customer only, and shall not be considered granted to any subsidiary or holding company of the Customer;

3.3.4 the Customer shall not:

3.3.4.1 attempt to copy, duplicate, modify, create derivative works from or distribute all or any portion of the Software except to the extent expressly set out in this Agreement or as may be allowed by any applicable law which is incapable of exclusion by agreement between the Parties; or

3.3.4.2 attempt to reverse compile, disassemble, reverse engineer or otherwise reduce to human-perceivable form all or any part of the Software, except as may be allowed by any applicable law which is incapable of exclusion by agreement between the Parties; or

3.3.4.3 access all or any part of the Software or Hosting Service in order to build a product or service which competes with the Software and/or the Services; or

3.3.4.4 use the Software or Hosting Service to provide services to third parties other than Authorised Users; or

3.3.4.5 subject to clause 3.3.4.4, transfer, temporarily or permanently, any of its rights under this Agreement; or

3.3.4.6 attempt to obtain, or assist third parties in obtaining, access to the Software, other than as provided under this clause 3.3.4; and

3.3.4.7 the Customer shall use reasonable endeavours to prevent any unauthorised access to, or use of, the Software and notify the Supplier promptly of any such unauthorised access or use.

4.0 Customer Data

4.1 The Customer shall own all rights, title and interest in and to all of the Customer Data and shall have sole responsibility for the legality, reliability, integrity, accuracy and quality of the Customer Data.

4.2 The Supplier shall follow its archiving procedures for Customer Data as prescribe by Customer from time to time. In the event of any loss or damage to Customer Data, the Customer's sole and exclusive remedy shall be for the Supplier to use reasonable commercial endeavours to restore the lost or

damaged Customer Data from the latest back-up of such Customer Data maintained by the Supplier. The Supplier shall not be responsible for any loss, destruction, alteration or disclosure of Customer Data caused by any third party (except those third parties sub-contracted by the Supplier to perform any service related to Customer Data maintenance and back-up).

4.3 If the Supplier processes any personal data on the Customer's behalf when performing its obligations under this Agreement, the Parties record their intention that the Customer shall be the data controller and the Supplier shall be a data processor and in any such case:

4.3.1 the Customer shall ensure that the Customer is entitled to transfer the relevant personal data to the Supplier so that the Supplier may lawfully process the personal data in accordance with this Agreement on the Customer's behalf;

4.3.2 the Supplier shall process the personal data only in accordance with the terms of this Agreement and any lawful instructions reasonably given by the Customer from time to time; and

4.3.3 each Party shall take appropriate technical and organisational measures against unauthorised or unlawful processing of the personal data or its accidental loss, destruction or damage.

4.4 Parties shall at all times observe the provisions of the Personal Data Protection Act 2012 (Act 26 of 2012).

5.0 Supplier's Obligations

5.1 The Supplier undertakes that the Services will be performed substantially in accordance with the Software Specification and with reasonable skill and care.

5.2 The undertaking at clause 5.1 shall not apply to the extent of any non-conformance which is caused by use of the Software contrary to the Supplier's instructions or modification or alteration of the Software by any Party other than the Supplier or the Supplier's duly authorised contractors or agents. If the Software does not conform to the foregoing undertaking, Supplier will, at its expense, use all reasonable commercial endeavours to correct any such non-conformance promptly, or provide the Customer with an alternative means of accomplishing the desired performance. Such correction or substitution constitutes the Customer's sole and exclusive remedy for any breach of the undertaking set out in clause 5.2. Notwithstanding the foregoing, Supplier does not warrant that the Customer's use of the Software and the Services will be uninterrupted or error-free.

5.3 This Agreement shall not prevent the Supplier from entering into other agreements with third parties, or from independently developing, using, selling or licensing materials, products or service(s) which are similar to those provided under this Agreement.

6.0 Customer's Obligations

6.1 The Customer shall:

6.1.1 provide the Supplier with:

6.1.1.1 all necessary co-operation in relation to this Agreement; and

6.1.1.2 all necessary access to such information as may be required by the Supplier.

in order to render the Services, including but not limited to Customer Data, security access information and software interfaces to the Customer's other business applications;

6.1.2 provide such personnel assistance, including the CSR, as may be reasonably requested by the Supplier from time to time. The SST shall consist of the personnel listed in Schedule 2. The Supplier shall use reasonable endeavours to ensure continuity of its personnel assigned to this Agreement;

6.1.3 appoint the Customer's Project Manager, who shall have the authority to contractually bind the Customer on all matters relating to this Agreement. The Customer shall use reasonable endeavours to ensure continuity of the Customer's Project Manager;

6.1.4 comply with all applicable laws and regulations with respect to its activities under this Agreement; and

6.1.5 carry out all other Customer responsibilities set out in this Agreement or in any of the Schedules in a timely and efficient manner. In the event of any delays in the Customer's provision of such assistance as agreed by the Parties, the Supplier may adjust any timetable or delivery Schedule set out in this Agreement as reasonably necessary.

7.0 Charges and Payment

7.1 The Customer shall pay to the Supplier the fees for the Services as set out in Schedule 1.

7.2 In the event where travel is necessitated with prior approval from Customer, the Customer shall reimburse the Supplier for all actual, reasonable travel expenses including, but not limited to, airfare, hotel and meals incurred by the Supplier in performance of the Services.

7.3 All amounts and fees stated or referred to in this Agreement are exclusive of GST, which shall be added to the Supplier's invoice(s) at the appropriate rate.

7.4 The Supplier shall invoice the Customer monthly as of the first (1st) day of each month for all Services to be performed by the Supplier during that month. Each invoice is due and payable thirty (30) days after the invoice date.

7.5 If the Supplier has not received payment within five (5) days after the due date, and without prejudice to any other rights and remedies of the Supplier; the Supplier shall be under no obligation to provide any or all of the Services while the invoice(s) concerned remain unpaid.

8.0 Change Control

8.1 The Customer's Project Manager and the Supplier's Project Manager shall meet at least once every month and as and when necessary to discuss matters relating to this Agreement. If either Party wishes to change the scope of the Services (including Customer requests for additional hosting service), it shall submit details of the requested change to the other in writing.

8.2 If either Party requests a change to the scope or execution of the Services, the Supplier shall, within a reasonable time, provide a written estimate to the Customer of:

8.2.1 the likely time required to implement the change;

8.2.2 any variations to the Fees arising from the change;

8.2.3 the likely effect of the change; and

8.2.4 any other impact of the change on the terms of this Agreement.

8.3 If the Supplier requests a change to the scope of the Services, the Customer shall not unreasonably withhold or delay consent to it.

8.4 If the Customer wishes the Supplier to proceed with the change, the Supplier has no obligation to do so unless and until the Parties have agreed in writing the necessary variations to its charges, the Project Plan and any other relevant terms of this Agreement to take account of the change.

8.5 Every and any meeting attended by the Supplier's Project Manager shall be chargeable as provided in Schedule 1 under man-day rates.

9.0 Proprietary Rights

Background IP

9.1 The Customer acknowledges and agrees that the Supplier and/or its licensors own all Intellectual Property rights in the Software and the Services. Except as expressly stated herein, this Agreement does not grant the Customer any rights to, or in, patents, copyrights, database rights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights

or licences in respect of the Software, Services or any related documentation and inclusive of Background IP.

9.2 The Supplier confirms that it has all the rights in relation to the Software that are necessary to grant all the rights it purports to grant under, and in accordance with, the terms of this Agreement.

Foreground IP

9.3 The Supplier agrees that any additional customised Services at the request of the Customer shall form the Proprietary Rights of the Customer at all times as Foreground IP.

Continued use of Background IP by Customer

9.4 This clause and clause 9.5 shall not apply if this Agreement is terminated by either Party before the completion of five (5) years from the Effective Date. In the event where Customer or the Supplier wishes not to renew this Agreement automatically under clause 13.1 on the expiry of the said five (5) years; the Customer shall continue to have access and usage of the then existing version of Background IP without the Supplier's Services unless this Agreement is renewed on such other agreeable terms and conditions between the Parties.

9.5 For avoidance of doubt, the Background IP referred to in clause 9.4 shall be the version existing at the date of expiry of the said five (5) years from the Effective Date and after the said expiry the Supplier shall provide Maintenance and Support for a further three (3) months from the said expiry on the then existing version of the Background IP and after which three (3) months' period the Supplier's obligations under this Agreement shall cease without any liability or at all.

10.0 Confidentiality

10.1 Each Party may be given access to Confidential Information from the other Party in order to perform its obligations under this Agreement. A Party's Confidential Information shall not include information that:

10.1.1 is or becomes publicly known other than through any act or omission of the receiving Party; or

10.1.2 was in the other Party's lawful possession before the disclosure; or

10.1.3 is lawfully disclosed to the receiving Party by a third party without restriction on disclosure; or

10.1.4 is independently developed by the receiving Party, which independent development can be shown by written evidence; or

10.1.5 subject to clause 10.4, each Party shall hold the other's Confidential Information in confidence and, unless required by law, not make the other's Confidential Information available to any third party, or use the other's Confidential Information for any purpose other than the implementation of this Agreement.

10.2 Each Party shall take all reasonable steps to ensure that the other's Confidential Information to which it has access is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

10.3 A Party may disclose Confidential Information to the extent such Confidential Information is required to be disclosed by law, by any governmental or other regulatory authority or by a court or other authority of competent jurisdiction, provided that, to the extent it is legally permitted to do so, it gives the other Party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause 10.4, it takes into account the reasonable requests of the other Party in relation to the content of such disclosure.

10.4 Neither Party shall be responsible for any loss, destruction, alteration or disclosure of Confidential Information caused by any third party.

10.5 The Customer acknowledges that the Software, the results of any performance tests of the Software and the Services constitute the Supplier's Confidential Information.

10.6 The Supplier acknowledges that the Customer Data is the Confidential Information of the Customer.

10.7 No Party shall make, or permit any person to make, any public announcement concerning this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction.

10.8 The above provisions of this clause 10.0 shall survive termination of this Agreement, however arising.

11.0 Indemnity

11.1 The Customer shall defend, indemnify and hold harmless the Supplier against claims, actions, proceedings, losses, damages, expenses and costs (including without limitation court costs and reasonable legal fees) arising out of or in connection with the Customer's use of the Software or Services, provided that:

11.1.1 the Customer is given prompt notice of any such claim;

11.1.2 the Supplier provides reasonable co-operation to the Customer in the defence and settlement of such claim, at the Customer's expense; and

11.1.3 the Customer is given sole authority to defend or settle the claim.

11.2 The Supplier shall defend the Customer, its officers, directors and employees against any claim that the Software infringes any Singapore patent effective as of the Effective Date, copyright, database right or right of confidentiality, and shall indemnify the Customer for any amounts awarded against the Customer in final or unappealed judgment or settlement of such claims, provided that:

11.2.1 the Supplier is given prompt notice of any such claim;

11.2.2 the Customer provides reasonable co-operation to the Supplier in the defence and settlement of such claim, at the Supplier's expense; and

11.2.3 the Supplier is given sole authority to defend or settle the claim.

11.3 In the defence or settlement of the claim, the Supplier may obtain for the Customer the right to continue using the Software, replace or modify the Software so that it becomes non-infringing or, if such remedies are not reasonably available, terminate this Agreement without liability to the Customer. The Supplier shall have no liability if the alleged infringement is based on:

11.3.1 a modification of the Software by anyone other than the Supplier; or

11.3.2 the Customer's use of the Software in a manner contrary to the instructions given to the Customer by the Supplier; or

11.3.3 the Customer's use of the Software after notice of the alleged or actual infringement from the Supplier or any appropriate authority.

11.4 The foregoing and clause 12.5.2 state(s) the Customer's sole and exclusive rights and remedies, and the Supplier's entire obligations and liability, for patent, copyright, database or right of confidentiality infringement.

12.0 Limitation of Liability

12.1 This clause 12.0 sets out the entire financial liability of the Supplier (including any liability for the acts or omissions of its employees, agents and sub-contractors) to the Customer:

12.1.1 arising under or in connection with this Agreement;

12.1.2 in respect of any use made by the Customer of the Services, the Software, the Deliverable(s) or any part of them; and

12.1.3 in respect of any representation, misrepresentation (whether innocent or negligent), statement or tortious act or omission (including negligence) arising under or in connection with this Agreement.

12.2 Except as expressly and specifically provided in this Agreement:

12.2.1 the Customer assumes sole responsibility for results obtained from the use of the Software and the Services by the Customer, and for conclusions drawn from such use. The Supplier shall have no liability for any damage caused by errors or omissions in any information, instructions or scripts provided to the Supplier by the Customer in connection with the Services, or any actions taken by the Supplier at the Customer's direction; and

12.2.2 all warranties, representations, conditions and all other terms of any kind whatsoever implied by statute or common law are, to the fullest extent permitted by applicable law, excluded from this Agreement.

12.3 Nothing in this Agreement excludes the liability of the Supplier:

12.3.1 for death or personal injury caused by the Supplier's negligence; or

12.3.2 for fraud or fraudulent misrepresentation.

12.4 The Service Level Arrangements state the Customer's full and exclusive right and remedy, and the Supplier's only obligation and liability in respect of, the performance and/or availability of the Service, or their non-performance and non-availability.

12.5 Subject to clauses 12.3 and clause 12.4:

12.5.1 the Supplier shall not be liable whether in tort (including for negligence or breach of statutory duty), contract, misrepresentation (whether innocent or negligent), restitution or otherwise for any loss of profits, loss of business, depletion of goodwill and/or similar losses or loss or corruption of data or information, or pure economic loss, or for any special, indirect or consequential loss costs, damages, charges or expenses however arising under this Agreement; and

12.5.2 the Supplier's total aggregate liability in contract including in respect of the indemnity at clause 11.2, tort (including negligence or breach of statutory duty), misrepresentation (whether innocent or negligent), restitution or otherwise, arising in connection with the performance or contemplated performance of this Agreement shall be limited to ten (10%) percent of the Maintenance Fees paid or payable under Schedule 1 for the twelve (12) months preceding the date on which the claim arose.

13.0 Term and Termination

13.1 This Agreement shall commence on the Effective Date and shall continue for the period of five (5) years, unless otherwise terminated as provided in this clause 13.0.

13.2 Without affecting any other right or remedy available to it, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:

13.2.1 the other Party fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than ninety (90) days after being notified in writing to make such payment;

13.2.2 the other Party commits a material breach of any other term of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of ninety (90) days after being notified in writing to do so;

13.2.3 the other Party repeatedly breaches any of the terms of this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement;

13.2.4 the other Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts and/or an application is made to Court under any of the circumstances listed in Section 253 of the Companies Act (Cap 50);

13.2.5 the other Party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors other than (being a company) for the sole purpose of a scheme for a solvent amalgamation of that other Party with one or more other companies or the solvent reconstruction of that other Party;

13.2.6 a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other Party (being a company) other than for the sole purpose of a scheme for a solvent amalgamation of that other Party with one or more other companies or the solvent reconstruction of that other Party;

13.2.7 an application is made to court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint

an administrator is given or if an administrator is appointed, over the other Party (being a company);

13.2.8 the holder of a qualifying floating charge over the assets of that other Party (being a company) has become entitled to appoint or has appointed an administrative receiver;

13.2.9 a person becomes entitled to appoint a receiver over the assets of the other Party or a receiver is appointed over the assets of the other Party;

13.2.10 a creditor or encumbrancer of the other Party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the other Party's assets and such attachment or process is not discharged within fourteen (14) days;

13.2.11 any event occurs, or proceeding is taken, with respect to the other Party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 13.2.4 to clause 13.2.10 (inclusive);

13.2.12 the other Party suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business; or

13.2.13 there is a change of majority shareholding of the Party.

13.3 On termination of this Agreement for any reason:

13.3.1 all licences granted under this Agreement shall immediately terminate;

13.3.2 each Party shall return and make no further use of any equipment, property, materials and other items (and all copies of them) belonging to the other Party;

13.3.3 the Supplier may destroy or otherwise dispose of any of the Customer Data in its possession unless the Supplier receives, no later than ten (10) days after the effective date of the termination of this Agreement, a written request for the delivery to the Customer of the then most recent back-up of the Customer Data. The Supplier shall use reasonable commercial endeavours to deliver the back-up to the Customer within thirty (30) days of its receipt of such a written request, provided that the Customer has, at that time, paid all fees and charges outstanding at and resulting from termination (whether or not due at the date of termination). The Customer shall pay all reasonable expenses incurred by the Supplier in returning or disposing of Customer Data; and

13.3.4 any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim

damages in respect of any breach of the agreement which existed at or before the date of termination shall not be affected or prejudice.

14.0 Export

14.1 Neither Party shall export, directly or indirectly, any technical data acquired from the other Party under this Agreement (or any products, including software, incorporating any such data) in breach of any applicable laws or regulations (Export Control Laws), including United States export laws and regulations, to any country for which the government or any agency thereof at the time of export requires an export licence or other government's and/or governmental approval without first obtaining such licence or approval.

14.2 Each Party undertakes:

14.2.1 contractually to oblige any third party to whom it discloses or transfers any such data or products to make an undertaking to it in similar terms to the one set out in clause 14.1; and

14.2.2 if requested, to provide the other Party with any reasonable assistance, at the reasonable cost of the other Party, to enable it to perform any activity required by any competent government or agency in any relevant jurisdiction for the purpose of compliance with any Export Control Laws.

15.0 Force Majeure

15.1 Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from events, circumstances or causes beyond its reasonable control, including, without limitation, strikes, lock-outs or other industrial disputes (whether involving the workforce of the Supplier or any other Party), failure of a utility service or transport or telecommunications network or the internet, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm or default of suppliers or sub-contractors. In such circumstances the affected Party shall be entitled to a reasonable extension of the time for performing such obligations, provided that if the period of delay or non-performance continues for six (6) months, the Party not affected may terminate this Agreement by giving thirty (30) days' written notice to the other Party.

16.0 Waiver

16.1 A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the Party to whom the waiver is addressed and to the circumstances for which it is given.

OR

16.2 Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

17.0 Rights and Remedies

17.1 Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

18.0 Severance

18.1 If any provision (or part of a provision) of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

18.2 If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

19.0 Entire Agreement

19.1 This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

19.2 Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty whether made innocently or negligently that is not set out in this Agreement.

19.3 Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

19.4 Nothing in this clause 19.0 shall limit or exclude any liability for fraud.

20.0 Assignment

20.1 The Customer shall not, without the prior written consent of the Supplier, assign, transfer, charge, sub-contract or deal in any other manner with all or any of its rights or obligations under this Agreement.

20.2 The Supplier may at any time assign, transfer, charge, sub-contract or deal in any other manner with all or any of its rights or obligations under this Agreement.

21.0 No Partnership or Agency

21.1 Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute any Party the agent of another Party, nor authorise any Party to make or enter into any commitments for or on behalf of any other Party.

22.0 Variation

22.1 No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised officers).

23.0 Third Party Rights

23.1 This Agreement does not confer any rights on any person or party (other than the Parties to this Agreement and (where applicable) their successors and permitted assigns) pursuant to the Contracts (Rights of Third Parties) Act 1999.

24.0 Notices

24.1 Any notice required to be given under this Agreement shall be in writing and shall be delivered by hand or sent by pre-paid first-class post or recorded delivery post to the other Party at its address set out in this Agreement, or such other address as may have been notified by that Party for such purposes, or sent by e-mail to the other Party's Project Manager's e-mail as set out in Schedule 2 of this Agreement.

24.2 A notice delivered by hand shall be deemed to have been received when delivered (or if delivery is not in business hours, at 9:00am on the first Business Day following delivery). A correctly addressed notice sent by pre-paid first-class post or recorded delivery post shall be deemed to have been received at the time at which it would have been delivered in the normal course of post. A notice sent by e-mail shall be deemed to have been received at the time of transmission (as shown by the timed printout obtained by the sender).

25.0 Governing Law

25.1 This Agreement and any disputes or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by, and construed in accordance with, the law of Singapore.

26.0 Jurisdiction

26.1 The Parties irrevocably agree that the courts of The Republic of Singapore have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

27.0 Mediation

27.1 Notwithstanding anything in this Agreement, in the event of any dispute, claim, question and/or disagreement arising out of or relating to this Agreement, no Party shall proceed to litigation or any other form of dispute resolution unless the Parties have made reasonable efforts to resolve the same through mediation in accordance with the mediation rules of the Singapore Mediation Center.

27.2 A Party who receives a notice for mediation from the other Party shall consent and participate in the mediation process in accordance with clause 27.1.

27.3 Failure to comply with clauses 27.1 and 27.2 shall be deemed to be a breach of Agreement.

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SCHEDULE 1 : FEES

ITEM DESCRIPTION	TOTAL COST (SGD) (without GST)	REMARKS
MANDATORY LICENCE FEES		
One-time Licence, Development & Project Management Fee For the supply & development of Customer's Condominium or Commercial e-Portal System	30,000.00	One-Time Upfront Fees
ONE-TIME SETUP FEES		
One-Time Setup Fee For each e-Portal setup	1,500.00	▪ Includes Setup and 3 man-days training to CSR; ▪ Applicable to Residential, Commercial & Industrial properties, etc.
MAINTENANCE FEES		
Monthly Licence & Maintenance Fee With respect to residential properties	▪ 150.00/Month (below 500 units) ▪ 200.00/Month (501 to 1000 units) ▪ 250.00/Month (1001 units and above)	▪ Inclusive of 2nd Level technical support and Hosting; ▪ Unit refers to one apartment in any condominium estate.
Monthly Maintenance Fee Per commercial or industrial property	300.00/Month	Inclusive of 2nd Level Technical support and application hosting.
OTHERS		
Service or Change Request on Man-Day Fee	600.00	Exclude out-of-pocket or overseas travel expenses, etc. if any.

SCHEDULE 2 : PERSONNEL

1.0 SST

NAME	DESIGNATION	E-MAIL
Ms Syenny Chong	Project Manager	syenny.chong@ibase.com.sg
Mr Lin Shengqing	Support Manager	sheng-qing.lin@ibase.com.sg
Mr Chai Yong Jie	Support Engineer	yong-jie.chai@ibase.com.sg

2.0 CSR

NAME	DESIGNATION	E-MAIL
Mr Chua Boon Leong	Project Lead	boonleong.chua@kfpam.com.sg

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SCHEDULE 3 : HOSTING SERVICE

1.0 Hosting Set-Up

1.1 The set-up phase of the Hosting Service includes those services provided by the Supplier or its contracted third parties to install, configure and test the Hosting Service, as well as the hosting facility and internet connectivity.

2.0 Installation and Configuration

2.1 The Supplier shall procure, install and configure the virtual servers to provide access to the Software. This includes the installation of system and database software components, configuration, installation of the Software, and loading of initial Customer Data.

3.0 Facility

3.1 The virtual servers shall be subscribed from third party cloud service providers.

4.0 Internet Connectivity

4.1 The Supplier shall provide internet connectivity through the cloud service provider. The Customer shall, and shall also ensure that it's Authorised Users, make their own arrangements for internet access in order to access the Software.

5.0 Scope of Hosting Service

5.1 The scope of Hosting Service provided by the Supplier or its contracted third parties, which allow for availability of the Software, include internet connectivity, as detailed in paragraph 4.0 in this Schedule, security reviews, monitoring, back-up, release management and change control, and administration.

6.0 Security Reviews

6.1 The Supplier shall provide security reviews as follows:

6.1.1 virtual servers' access shall be limited to the authorised Supplier and contracted third-party personnel;

6.1.2 data access security shall be provided through managed firewall service, a private network path for administration, and fully hardened servers.

7.0 Monitoring

7.1 The Supplier shall provide, twenty-four (24) hours a day and seven (7) days a week, monitoring of the computing, operating and networking infrastructure to detect and correct abnormalities. This includes network monitoring, web server and database monitoring, and firewall monitoring.

8.0 Back-Up, Archiving and Recovery

8.1 The Supplier shall develop the back-up schedule, perform scheduled back-ups and manage the archiving process. The back-up schedule shall include at least weekly full back-ups and daily incremental back-ups. In the event of data loss, the Supplier shall provide recovery service to try to restore the most recent back-up.

9.0 Release Management and Change Control

9.1 The Supplier shall provide release management and change control service to ensure that versions of servers, operating system software and utility and application software are audited and logged, and that new releases, patch releases and other new versions are implemented as deemed necessary by the Supplier to maintain the Hosting Service.

10.0 Administration

10.1 Administration includes the installation and administration of additional virtual servers and other software, and other resources as necessary to maintain the Hosting Service.

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SCHEDULE 4 : SOFTWARE

The Software is a property e-Portal solution that enables tenants and/or residents to access a suit of property management solutions via the internet. The Software consists of the following components and/or modules:

S/N	Function	Description	Remarks
1.	Announcements	Display of Announcements and information for Tenants & Residents	
2.	Facility Booking	Electronic Booking of property facilities and viewing of booking history	
3.	Event Calendar	Display and registration of events	
4.	Visitor Registration	Registration of condo visitor's and vehicle information	
5.	General Information	View & download of PDF documents	
6.	My Feedback	Submission of feedback and history of past feedback	To be integrated with Customer's existing IROCK system.
7.	About Us/Contact Us	Display of property, managing agent and/or management committee member information	
8.	Tenant Directory	Listing of building tenant and units	Applicable for Commercial properties only.
9.	Application Forms	Standardized e-forms for submission to the managing agent	
10.	Statement of Accounts	Viewing of residents' or tenants' accounts	

11.	e-Payments	Online payment for facility bookings and bills	To be integrated with selected payment gateway.
12.	Concierge	Display of useful information and contacts such as Handy-Man service etc.,	

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SCHEDULE 5 : MAINTENANCE AND SUPPORT

1.0 Training

1.1 The Supplier shall provide training, at Customer's request, to the Customer's authorised client, independent contractors or their employees.

2.0 Maintenance Events

2.1 Routine, planned maintenance of the virtual servers, Software or other aspects of the Hosting Service that may require interruption of the Hosting Service ("**Maintenance Events**") shall, except for any emergency maintenance, not be performed during Normal Business Hours. The Supplier may interrupt the Services to perform emergency maintenance during the daily window of 6.00 pm to 12.00 am Singapore time. In addition, the Supplier may interrupt the Hosting Service outside Normal Business Hours for unscheduled maintenance, provided that it has given the Customer at least three (3) days' advance notice. Any Maintenance Events which occur during Normal Business Hours, and which were not requested or caused by the Customer, shall be considered downtime for the purpose of service availability measurement. The Supplier shall at all times endeavour to keep any service interruptions to a minimum.

2.2 The Supplier may determine, at its sole discretion, that providing appropriate service levels requires additional cloud provisions, and may install such cloud provisions without approval from the Customer. The Supplier may increase the corresponding Maintenance Fees (only), as specified in Schedule 1, in respect of any such installation.

3.0 Maintenance

3.1 Maintenance includes all regularly scheduled error corrections, software updates and those upgrades limited to improvements to features described in the Software Specification. Support for additional features developed by the Supplier, as requested by the Customer, may be purchased separately at the Supplier's Fees specified in Schedule 1.

3.2 The Supplier shall maintain and update the Software. Should the Customer determine that the Software includes a defect; the Customer may at any time file error reports. During maintenance periods, the Supplier may, at its discretion, upgrade versions, install error corrections and apply patches to the hosted systems. The Supplier shall use all reasonable endeavours to avoid unscheduled downtime for Software maintenance.

4.0 Technical Support

4.1 The SST shall provide the Customer with technical support only to the

specified set of CSR named in Schedule 2.

4.2 The CSR and SST shall jointly determine the severity of any defect, using one of following priorities:

4.2.1 Severity Level Classification

Severity Level	Severity Classification	Description
1	Critical	The operation is critical to the business. Business functions cannot be performed and workarounds are not possible or cannot be found in time to minimize the impact on the business
2	High	Problem causes an incorrect behaviour resulting in a loss of service. No workaround is available; however, business can continue in a restricted manner
3	Low	Problem causes a minimal loss of service. Workaround is available to restore functionality. Workaround or restoration efforts are significant. Affects operation, management, planning and analysis processes.

4.2.2 Response and Resolution Times

Severity Level	Initial Response	Subsequent Responses	Workaround	Resolution
1	30 minutes	Every 3 hours	6 hours	12 hours
2	1 hour	Every 6 hours	2 working days	4 working days
3	2 hour	Daily	5 working days	10 working days

- **Initial Response** is when a ticket is opened and acknowledged by Supplier.
- **Subsequent Responses** is the frequency the Supplier is expected to update the user who logged the ticket.
- **Resolution** is resolving the root cause of the problem.
- **Workaround** is an alternative solution without resolving the root cause of the problem.

SCHEDULE 6 : SERVICE LEVEL ARRANGEMENTS

1.0 Service Availability

1.1 The Supplier shall provide at least a ninety-nine percent (99%) uptime service availability level (**Uptime Service Level**). This availability refers to an access point on the Supplier hosting provider's network. It does not apply to the portion of the circuit that does not transit the hosting provider's network, as the Customer is responsible for its own internet access. Availability does not include Maintenance Events as described in paragraph 2.0 of Schedule 5, Customer-caused or third party-caused outages or disruptions (except to the extent that such outages or disruptions are caused by those duly authorised third parties sub-contracted by the Supplier to perform the Services), or outages or disruptions attributable in whole or in part to force majeure events within the meaning of clause 15.0.

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This Agreement has been entered into on the date stated at the beginning of it.

SIGNED, SEALED AND DELIVERED BY SUPPLIER:
For and on Behalf of IBASE Technology Private Limited

Company Seal

Name : ERNEST ONG

Designation : CEO

SIGNED, SEALED AND DELIVERED BY CUSTOMER:
For and on Behalf of Knight Frank Property Asset Management Pte. Ltd.

Company Seal

Name : Peter See-Toh

Designation : Managing Director

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